UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2014

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas		75219
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Information responsive to Item 5.02 (c) and (e):

On December 1, 2014, Eagle Materials Inc. (the “Company”) announced the appointment of Michael Haack as the Company’s Executive Vice President and Chief Operating Officer, effective immediately. A copy of the press release announcing the hiring of Mr. Haack is attached hereto as Exhibit 99.1.

Mr. Haack, age 41, will hold his office at the pleasure of the Company’s Board of Directors without a specified term of office. Mr. Haack has been employed at Halliburton Company for the past 17 years, most recently as Global Operations Manager at Halliburton’s Sperry Drilling division.

Mr. Haack will receive a base salary for the remainder of fiscal 2015 at the rate of $500,000 per year. The Compensation Committee has approved a stock option grant to Mr. Haack of 50,000 stock option shares, which will vest ratably over five years from the date of grant (December 1, 2014). In accordance with the terms of the Company’s Amended and Restated Incentive Plan (the “Incentive Plan”), the exercise price of such stock option will be the closing price of the Company’s Common Stock on the date of grant. Additionally, the Compensation Committee has approved a restricted stock grant to Mr. Haack of 10,000 shares of the Company’s Common Stock. Such restricted stock grant was made pursuant to the Incentive Plan, and the restrictions will lapse ratably over five years from the date of grant (December 1, 2014). Mr. Haack will also receive a cash signing bonus of $150,000, as well as relocation expenses and the right to certain severance payments within the first two years of employment. Mr. Haack does not have any direct or indirect interest in any transaction with the Company that requires disclosure under Item 404(a) of Regulation S-K, nor is there an existing family relationship between Mr. Haack and any director or executive officer of the Company.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press Release dated December 1, 2014 (announcing appointment of chief operating officer)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ James H. Graass
James H. Graass Executive Vice President, General Counsel and Secretary

Date: December 1, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated December 1, 2014 (announcing appointment of chief operating officer)